UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2024

Apollo Infrastructure Company LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56561	92-3084689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, 42nd Floor
New York, NY		10019
(Address of principal executive offices)		(Zip Code)

(212) 515-3200 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Olivia Wassenaar as Chief Executive Officer

On August 9, 2024, Olivia Wassenaar, Chief Executive Officer of the Company of Apollo Infrastructure Company LLC (the “Company” or “AIC”), informed the Company of her intention to resign as Chief Executive Officer, effective August 16, 2024. Ms. Wassenaar will continue to serve as a member of the Board of Directors (the “Board”) of the Company, Ms. Wassenaar’s decision to resign was not caused by any disagreement with the Company on any matter relating to the operations, policies or practices of the Company or its affiliates.

Appointment of Harry Seekings as Chief Executive Officer and to the Board as a Director

On August 9, 2024, the Board appointed Harry Seekings as Chief Executive Officer of the Company and to the Board as a Director, effective August 16, 2024.

Mr. Seekings, aged 50, has had a 25-year career in infrastructure, principally as an investor but also in advisory and debt capital markets. He joined Apollo Global Management, Inc. in 2024 as a Partner and Co-Head of Infrastructure. Prior to joining Apollo, Mr. Seekings spent 24 years at InfraRed Capital Partners (and its predecessors) where he most recently served as Senior Advisor, and prior to that role, as Managing Partner and Head of Infrastructure. Mr. Seekings currently serves on the board of directors of CEPRO, and also serves as an Independent Member of the Estates Committee at Jesus College Oxford. Mr. Seekings graduated with honors from University of Oxford with a BA in Modern History and from University of Cambridge with a MPhil in European Studies. We believe Mr. Seekings’ significant experience executing infrastructure transactions and managing infrastructure equity investments makes him a well-qualified member of the Board.

There are no arrangements or understandings between Mr. Seekings, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Seekings was selected as a Director or as Chief Executive Officer. There are no related party transactions between the Company and Mr. Seekings (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Seekings does not have any family relationships with any of the Company’s directors or executive officers.

The Company will enter into its standard form of indemnification agreement with Mr. Seekings.

Appointment of Francis Sacr to the Board as a Director

On August 9, 2024, the Board appointed Francis Sacr to the Board as a Director, effective August 16, 2024.

Mr. Sacr, aged 57, has had a 30 year career as an infrastructure investment professional, with expertise in large infrastructure project finance and public private partnerships. Mr. Sacr joined Société Générale in 1994, working on energy, water, rail, highway, port, and airport projects primarily in North America. He led the Société Générale’s Americas infrastructure team, advising on and lending to large infrastructure projects across the region. After leaving Société Générale in 2017, Mr. Sacr joined the Gateway Development Commission in New York as Chief Financial Officer and Interim Executive Director. After leaving the public sector in 2023, Mr. Sacr founded his own infrastructure consulting firm, Lorne Infrastructure LLC, where he is currently Principal. Mr. Sacr also serves as an Executive Advisor to Bechtel’s US and Canada infrastructure businesses, a Special Advisor to the President of Adams Fork Energy LLC and a Board Advisor to WattEV, Inc. Mr. Sacr received degrees in Commerce and Law from the University of Melbourne. We believe Mr. Sacr’s extensive experience in the public and private sectors of the infrastructure industry and financial expertise make him a well-qualified member of the Board.

There are no arrangements or understandings between Mr. Sacr, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Sacr was selected as a Director. There are no related party transactions between the Company and Mr. Sacr (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Sacr does not have any family relationships with any of the Company’s directors or executive officers.

The Company will enter into its standard form of indemnification agreement with Mr. Sacr. Mr. Sacr will be paid an annual director retainer of $150,000, comprised of $100,000 in cash quarterly in arrears pro-rated for the partial year, and $50,000 in restricted stock or other equity award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO INFRASTRUCTURE COMPANY LLC

Date:	August 15, 2024	By:	/s/ Yvette Novo
Yvette Novo, Chief Financial Officer